Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2004

First Quarter Results

-- Operating Income up 21.2% on Net Sales Growth of 18.4% --

WATERBURY, VT (February 19, 2004) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today reported strong growth for the Company's fiscal first quarter of 2004, the sixteen-week period ended January 17, 2004.

Net sales in the first quarter of fiscal 2004 increased 18.4% to $43,285,000, up from $36,567,000 in the first quarter of 2003 ended January 18, 2003. Total coffee pounds shipped increased 13.7% to 5,556,000 pounds. The difference in growth rates between sales and coffee pounds shipped primarily reflects the increase in sales of coffee and tea K-Cups® as a percentage of sales, which sell at a significantly higher price per pound than other Green Mountain Coffee products.

The Company's year-over-year dollar sales growth in the first quarter was strongest in the office coffee service (OCS) and supermarket channels. The OCS channel contributed nearly 50% of the increase in net sales with a corresponding increase in its coffee pounds shipped of 17.9% driven by strong K-Cup sales. Key contributors to growth in K-Cups were the rollout of Green Mountain Coffee K-Cups to ARAMARK, sales of Celestial Seasonings® Teas in K-Cups, and strong sales to existing OCS distributors in conjunction with the roll-out of the new B100 Keurig brewer for the home and small office markets. The supermarket channel grew 23.3% in coffee pounds shipped due primarily to sales to two customers: Costco Wholesale Corporation and Publix Supermarkets. Publix Supermarkets is a recently acquired customer carrying the full line of the Company's co-branded Newman's Own® Organics coffees. In addition, the consumer direct channel grew 33.4% in dollar sales and 6.5% in coffee pounds shipped with the majority of the growth driven by the launch of the Keurig® Single-Cup Brewer for the home and associated K-Cups. The food service channel grew 12.6% in coffee pounds shipped this quarter, as a result of sales to both Sodexho's university and corporate divisions and sales to Amtrak.

Green Mountain Coffee's gross profit margin was 39.9% of sales compared to 43.0% in the year ago quarter. The decrease was attributable to higher green coffee costs over the prior year quarter and changes in sales mix. Selling, general and administrative expenses decreased to 28.0% of sales from 31.4%. This improvement was the result of leveraging selling and organizational resources on a higher sales base and lower severance expenses related to management changes during last year's first quarter, offset partially by an increase in reserves for bad debt. The Company's first quarter 2004 operating income improved to 11.9% of sales from 11.6% for the prior year's first quarter.

The Company's first quarter after-tax income before the impact of Keurig increased 22.2% to $2,930,000 from $2,398,000 for the prior year's first quarter.

This income was partly offset by Green Mountain Coffee's recognition of a non-cash loss of $331,000 (or $0.04 per share) as result of its equity investment in Keurig, Incorporated in the first quarter of 2004, which was in the range given by the Company in its previous guidance.

Green Mountain Coffee's first quarter net income increased 12.3% to $2,599,000 from $2,314,000 during the comparable year ago quarter. The Company reported diluted earnings per share of $0.35 compared to $0.32 for the prior year quarter. Diluted earnings per share, excluding the Company's share of the net loss of Keurig, Incorporated, were $0.40 per share as compared to $0.33 per share in the first quarter of fiscal 2003.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said "Our first quarter was a strong beginning to our new fiscal year. It was our fifth consecutive quarter of double-digit sales growth. Consumers have responded enthusiastically to both our expanding line of Fair Trade and organic coffees, and the quality and convenience of the K-Cup. Our multi-channel approach to growing our business gives us further economic resilience and a strong foundation for future growth. We have invested in people, plant, processes, and new technologies running the gamut from information technology systems to superior single-cup brewing, and now I believe we are poised to accelerate and reap the rewards. For all these reasons, I am very pleased with our performance this past quarter, and excited about our growth plans for the rest of this fiscal year and beyond."

Forward Looking Information

The Company expects net sales growth in the range of 13% to 17% and coffee pounds growth of 9% to 11% in the second quarter of fiscal 2004. The Company anticipates its operating margin will be in the range of 8.8% to 9.1%. The Company believes its tax rate for 2004 will be 42.0%. Net income prior to the recognition of the Keurig, Incorporated loss is expected to increase in the range of 3% to 8% over the second quarter in fiscal 2003. The Company expects that the recognition of its share of Keurig's loss for the second quarter of 2004 will reduce diluted earnings per share by $0.02 to $0.04. Based on all of these factors, the Company anticipates its fully diluted earnings per share for the second quarter will be in the range of $0.17 to $0.20 per share.

The Company reaffirmed its prior guidance for fiscal year 2004: net sales are anticipated to increase in the range of 13% to 18% on coffee pounds growth of 9% to 12%. The Company expects that its operating margin will be in the range of 10.9% to 11.2%. Net income prior to the recognition of the Keurig, Incorporated loss is expected to increase in the range of 12% to 17% over fiscal 2003. The Company expects that the recognition of its share of Keurig's loss for fiscal 2004 will reduce diluted earnings per share by $0.07 to $0.12. The Company anticipates its fully diluted earnings per share for fiscal 2004 to be in the range of $1.02 to $1.09 per share.

The Company forecasts its capital expenditures for fiscal 2004 to be in the range of $13 to $15 million and depreciation expenses to fall somewhere between $5.5 and $6.0 million. In November 2003, Green Mountain Coffee announced plans to build a new distribution and warehousing facility attached to the Company's current plant. This new warehousing and distribution building will incorporate material-handling automation to improve the Company's distribution efficiencies, which the Company anticipates will result in lower overall distribution costs relative to sales over the long-term, as well as allow for increased packaging capacity in the current plant. The capital project is underway and is expected to cost approximately $8.4 million. The Company anticipates utilizing a combination of its cash from operations, long-term debt and lease financing to fund the project. The Company expects its EBITDA in 2004 to be approximately $19 to $21 million.

There will be further discussion of the first quarter financial results and the Company's future expectations on its webcast conference call later this morning.

Green Mountain Coffee Roasters, Inc., is a leader in the specialty coffee industry and has been recognized by Forbes magazine for the past three years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially and environmentally responsible initiatives, many of which it has supported for over 10 years. Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 8th overall on its 2003 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 100 coffee selections including single-origins, estates, certified organics, Fair Trade, proprietary blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, organizational changes, the impact of a weaker economy, competition, funding availability, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Keurig is currently operating at a loss. Further, there is a high degree of uncertainty around Keurig's marketing expenditures for the launch of the Keurig Single-Cup Brewer for the home and results could vary materially depending on Keurig, Incorporated's success in entering the home brewer market and its ability to secure adequate financing to support this launch. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, February 19, 2004, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events at www.StreetEvents.com, as well as AOL, Yahoo and other major portals.

The Company archives the latest conference call on the Investor Services section of its website. A replay of the conference call also will be available by telephone at (719) 457-0820, confirmation number 294613, from 1:30 p.m. ET on February 19th, through midnight on Monday, February 23, 2004.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Consolidated Statement of Operations
(Dollars in thousands except per share data)

	Sixteen weeks ended
	January 17, 2004	January 18, 2003
	(unaudited)

Net sales	$ 43,285	$ 36,567
Cost of sales	26,008	20,843
Gross profit	17,277	15,724

Selling and operating expenses	9,430	8,922
General and administrative expenses	2,710	2,565
Operating income	5,137	4,237

Other income (expense)	21	57
Interest expense	(107)	(195)
Income before income taxes	5,051	4,099

Income tax expense	(2,121)	(1,701)
Income before equity in net earnings of Keurig, Incorporated	2,930	2,398
Equity in net earnings of Keurig, Incorporated	(331)	(84)
Net income	$ 2,599	$ 2,314
	====	====
Basic income per share:
Weighted average shares outstanding	6,978,601	6,798,204
Net income	$ 0.37	$ 0.34

Diluted income per share:
Weighted average shares outstanding	7,410,917	7,189,839
Net income	$ 0.35	$ 0.32

Green Mountain Coffee Roasters, Inc.
Consolidated Balance Sheet
(Dollars in thousands)

	January 17, 2004	September 27, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 391	$ 502
Receivables, less allowances of $780 and $439 at January 17, 2004 and September 27, 2003, respectively	13,365	12,708
Inventories	7,955	7,465
Other current assets	1,204	905
Income taxes receivable	-	276
Deferred income taxes, net	779	756
Total current assets	23,694	22,612

Fixed assets, net	25,448	22,313
Investment in Keurig, Incorporated	13,033	13,364
Goodwill	1,446	1,446
Other long-term assets	246	255

	$ 63,867	$ 59,990
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,088	$ 3,123
Accounts payable	7,771	6,352
Accrued compensation costs	1,952	2,056
Income taxes payable	1,287	-
Accrued expenses	2,338	1,823
Total current liabilities	16,436	13,354

Long-term debt	6,715	8,558
Long-term line of credit	-	350
Deferred income taxes	2,601	2,460
Other long-term liabilities	99	120

Commitments and contingencies (Note 16)
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,180,371 and 8,156,491 shares at January 17, 2004 and September 27, 2003, respectively	818	816
Additional paid-in capital	21,887	21,669
Retained earnings	23,513	20,914
Accumulated other comprehensive (loss)	(20)	(69)
ESOP unallocated shares, at cost - 31,181 shares	(846)	(846)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	38,016	35,148

	$ 63,867	$ 59,990
	=======	=======

Green Mountain Coffee Roasters, Inc.
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Sixteen weeks ended
	January 17, 2004	January 18, 2003
	(unaudited)

Cash flows from operating activities:
Net income	$ 2,599	$ 2,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,368	1,385
(Gain) on disposal and abandonment of fixed assets	(12)	(56)
Provision for doubtful accounts	409	311
Change in fair value of interest rate swap	(21)	122
Change in fair value of futures derivatives	(54)	(78)
Change in accumulated other comprehensive income	49	-
Tax benefit from exercise of non-qualified options	90	57
Equity in loss of Keurig, Incorporated	331	84
Deferred income taxes	118	143
Deferred compensation and stock compensation	26	10
Changes in assets and liabilities:
Receivables	(1,066)	(1,628)
Inventories	(490)	(301)
Income tax payable (receivable)	1,563	1,222
Other current assets	(248)	(524)
Other long-term assets, net	9	(94)
Accounts payable	1,419	4
Accrued compensation costs	(104)	806
Accrued expenses	518	157
Net cash provided by operating activities	6,504	3,934

Cash flows from investing activities:
Capital expenditures for fixed assets	(4,584)	(2,162)
Proceeds from disposals of fixed assets	93	432
Net cash used for investing activities	(4,491)	(1,730)

Cash flows from financing activities:
Proceeds from issuance of common stock	104	268
Purchase of treasury shares	-	(286)
Repayment of long-term debt	(1,878)	(1,568)
Net change in revolving line of credit	(350)	(940)
Net cash used for financing activities	(2,124)	(2,526)

Net (decrease) in cash and cash equivalents	(111)	(322)
Cash and cash equivalents at beginning of period	502	800
Cash and cash equivalents at end of period	$ 391	$ 478
	=====	=====

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)

Channel	Q1 16 wks. ended 1/17/04	Q1 16 wks. ended 1/18/03	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
Supermarkets	1,823	1,479	344	23.3%
Convenience Stores	1,564	1,519	45	3.0%
Office Coffee Service Distributors	1,201	1,019	182	17.9%
Food Service	787	699	88	12.6%
Consumer Direct	181	170	11	6.5%
Totals	5,556	4,886	670	13.7%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)
Region	Q1 16 wks. ended 1/17/04	Q1 16 wks. ended 1/18/03	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
New England	2,420	2,320	100	4.3%
Mid-Atlantic	1,693	1,437	256	17.8%
South	866	666	200	30.0%
Midwest	239	193	46	23.8%
West	283	236	47	19.9%
International	55	34	21	61.8%
Totals	5,556	4,886	670	13.7%

Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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